SLR International Corporation
165 South Union Bldv, Suite 888, Lakewoos, CO 80228

May 8, 2026

Exhibit 23.3

Consent of Qualified Person

SLR International Corporation (“SLR”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of Sunshine Silver Mining & Refining Company (the “Company”), consents to:

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the filing and use by the Company of and references to the technical report summary titled “S-K 1300 Technical Report Summary on the Initial Assessment, Sunshine Mine, Idaho, USA”, dated March 25, 2026 (the “Technical Report Summary”), that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (the “SEC”) and which is referenced in the Registration Statement as Exhibit 96.1 thereto;

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the use of and references to our name, including our status as a “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC) in connection with the Registration Statement; and

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any extracts from or a summary of the Technical Report Summary in the Registration Statement and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was or were prepared by us, that we supervised the preparation of and/or that was or were reviewed and approved or certified by us, that is or are included in the Registration Statement.

SLR is responsible for authoring, and this consent pertains to, the Technical Report Summary. SLR certifies that it has read the Registration Statement and that it fairly and accurately represents the information in the Technical Report Summary for which it is responsible.

SLR International Corporation

Per:

/s/ Grant A. Malensek

Grant A. Malensek, P.Eng. Technical Director – Mining Advisory